EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of INmune Bio, Inc. on Form S-1 of our report dated March 29, 2019 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audit of the consolidated financial statements of INmune Bio, Inc. as of December 31, 2018 and for the year ended December 31, 2018, which report appears in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

July 18, 2019